EXHIBIT 16


                      [Letterhead of Deloitte & Touche LLP]



July 20, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of Advantage Marketing Systems, Inc. dated July 10, 2001. With respect to the first paragraph of Item 4, we agree that on July 10, 2001, we were dismissed as the principal accountant for Advantage Marketing Systems, Inc.; however, we have no basis for agreeing or disagreeing with the other comments in this paragraph. We agree with the comments in the second paragraph of Item 4.

Yours truly,

DELOITTE & TOUCHE LLP